QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.3

FORM OF LETTER FROM THE REGISTRANT TO BROKERS, DEALERS AND NOMINEES

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We are sending you this letter in connection with the distribution to our stockholders holding our common stock, $.01 per share ("Common Stock"), of non-transferable subscription rights ("Rights") to purchase our Common Stock. We have described the Rights and the rights offering in the enclosed Prospectus and evidenced the Rights by one or more subscription rights certificate(s) registered in your name or the name of your nominee (the "Subscription Rights Certificate(s)").

        If the beneficial owner wishes to purchase shares of our Common Stock through the rights offering, you should complete the appropriate Subscription Rights Certificates and submit them to the subscription agent with the proper payment. If you hold shares of our Common Stock for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such Rights in the aggregate by completing the form entitled "Nominee Holder Certification" which we have enclosed.

        If you hold shares of our Common Stock for clients whose address is outside the United States, you must not attempt to exercise any Rights on their behalf unless you or your client have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for your client to receive and exercise Rights. If you can provide us with this evidence, your client will be entitled to receive and exercise Rights. This evidence must be provided to us on or prior to the fifth business day prior to the expiration time of the rights offering.

        We have enclosed several copies of the following documents for you to use:

  1.
  The Prospectus;

  2.
  A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or the name of your nominee;

  3.
  A Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Rights;

  4.
  A Nominee Holder Certification form;

  5.
  A Notice of Guaranteed Delivery;

  6.
  A DTC Participant Oversubscription Exercise Form; and

  7.
  A return envelope addressed to EquiServe Trust Company, N.A., the subscription agent for the Rights offering.

        We request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from the subscription agent, EquiServe Trust Company, at Investor Relations 1-877-282-1169.

Very truly yours,
PRECISION OPTICS CORPORATION, INC.

YOU ARE NOT AN AGENT OF PRECISION OPTICS CORPORATION, INC., EQUISERVE TRUST COMPANY, N.A. AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON OUR OR THEIR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

QuickLinks

FORM OF LETTER FROM THE REGISTRANT TO BROKERS, DEALERS AND NOMINEES